CONTACT: Investor Relations  (214) 792-4415

SOUTHWEST AIRLINES REPORTS FOURTH QUARTER EARNINGS AND
34TH CONSECUTIVE YEAR OF PROFITABILITY
2006 RECORD REVENUES OF $9.1 BILLION, UP 20 PERCENT

DALLAS, TEXAS - January 17, 2007 - Southwest Airlines (NYSE:LUV) today reported its fourth quarter and full year 2006 results. Net income for fourth quarter 2006 was $57 million, or $.07 per diluted share, compared to $70 million, or $.09 per diluted share, for fourth quarter 2005, including special items for both years. Excluding these special items, fourth quarter 2006 net income was $96 million, or $.12 per diluted share, compared to $81 million, or $.10 per diluted share, for fourth quarter 2005. These results are in line with First Call’s mean estimate of $.12 per diluted share for fourth quarter 2006. For the full year 2006, net income was $499 million, or $.61 per diluted share, compared to $484 million, or $.60 per diluted share, for 2005. Excluding special items, 2006 net income was $587 million, or $.71 per diluted share, compared to $425 million, or $.53 per diluted share for 2005. (Refer to the reconciliation in the accompanying tables for further information regarding special items.)

Fourth Quarter 2006 Financial Highlights:
•	Record revenues of $2.3 billion, up 15 percent
•	Net income, excluding special items, of $96 million, up 19 percent
•	Net income per diluted share, excluding special items, of $.12, up 20 percent

Full Year 2006 Financial Highlights:
•	Record revenues of $9.1 billion, up 20 percent
•	Net income, excluding special items, of $587 million, up 38 percent
•	Net income per diluted share, excluding special items, of $.71, up 34 percent
•	Repurchased 49 million shares of common stock for a total of $800 million

Gary C. Kelly, CEO, stated: “We are delighted with our 2006 earnings performance, which represented our 34th consecutive year of profitability. Our earnings, excluding special items, increased 38 percent from 2005, far exceeding our goal. With almost 50 percent higher jet fuel costs per gallon, and the security related challenges we faced during the latter part of the year, our Employees had to put forth a tremendous effort to achieve these outstanding results. And, they did. As a result of our People's hard work, innovation, and Warrior Spirit, we continued to improve our efficiency and solidify our position as the Low Cost Leader. As a great place to work with the best Employees, and the Low Cost/Low Fare Leader for the last 35 years, Southwest has democratized the skies with low fares and high quality service to our Customers. As a result of this unwavering commitment, Southwest Airlines now carries the most passengers of any U.S. airline, according to the most recently published monthly figures released by the U.S. Department of Transportation's Bureau of Transportation Statistics. At the same time, our Employees are more productive than they have been in three decades. These are remarkable accomplishments, and I am extremely proud of our Employees and also grateful to our 84 million Customers served in 2006.

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 “We are very pleased with our solid fourth quarter 2006 earnings performance. Even though our hedged jet fuel cost per gallon increased almost 30 percent, fourth quarter 2006 earnings per diluted share, excluding special items, grew 20 percent to $.12.  Despite growing capacity 10 percent, and the lingering effects of the August London terrorist threat and related carryon restrictions, we achieved a record fourth quarter 2006 load factor of 70.2 percent at healthy yields, which resulted in a steady unit revenue growth rate of 4.2 percent. Based upon our traffic and bookings to date, we expect 2007 first quarter year-over-year unit revenue growth to remain steady.
“Our fourth quarter 2006 unit costs (economic) increased 3.0 percent due to higher jet fuel prices. Even with a superb fuel hedging position and $118 million in fourth quarter 2006 cash hedging gains, our jet fuel costs per gallon (economic) increased 28 percent from a year ago to $1.56, as expected. We are benefiting from the recent decline in energy prices and are now 100 percent hedged (economic) for first quarter 2007, capped at an average crude-equivalent price of approximately $50 per barrel (compared to over 75 percent hedged at approximately $36 per barrel for first quarter 2006).
"Based on this hedge position and today's market prices, we are forecasting our first quarter 2007 jet fuel costs per gallon (economic) to be in the $1.65 to $1.70 range. We are nearly 95 percent hedged (economic) for the remainder of 2007 at approximately $50 per barrel; 65 percent in 2008 at approximately $49 per barrel; over 50 percent in 2009 at approximately $51 per barrel; over 25 percent in 2010 at $63 per barrel; approximately 15 percent in 2011 at $64 per barrel, and 15 percent in 2012 at $63 per barrel.
“Excluding fuel, our fourth quarter 2006 unit costs were down 3.3 percent compared with a year ago, which is another excellent performance. Based on current cost trends, we expect our first quarter 2007 unit costs, excluding fuel, to increase from fourth quarter 2006’s stellar performance of 6.46 cents. For the full year 2006, our unit costs, excluding fuel, were flat with 2005, right in line with our goals.
"We are pleased with the Customer response to our new service to Washington Dulles International Airport, which was introduced at the beginning of fourth quarter 2006. We are also elated with the strong Customer demand for our new low fare service that we added to and from Dallas Love Field following the implementation of the Wright Amendment Reform Act of 2006, which increased fourth quarter 2006 revenues by approximately $11 million.

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"We are very excited about 2007 and are well-positioned to respond to airline industry changes and consolidation. We have significant growth opportunities with or without consolidation and currently plan to add 37 aircraft in 2007 for an estimated eight percent available seat mile increase. These deliveries will bring our fleet to 518 Boeing 737s by the end of 2007. We also recently exercised one Boeing 737-700 option for delivery in 2008, bringing our 2008 firm orders and options to 30 and 4, respectively.
"Based on our financial strength, competitive position, the current economic environment, and the recent decline in jet fuel prices, our current 2007 outlook is favorable and, barring any unforeseen events, we are hopeful that we can exceed our 15 percent growth target for earnings per diluted share, excluding special items, just as we did in 2006.
"As our People demonstrated in 2006, they are the best, and they are the reason we overcame tremendous challenges and achieved excellent results. Among all airlines in the world, Southwest was named the Best Low-Cost Carrier in the 2006 Executive Travel Leading Edge Awards. For the 10th year in a row, Southwest Airlines was also named among the top ten Most Admired Companies in America by Fortune Magazine. These are but two of the many awards and recognitions that our People earned for Southwest, and I am very proud of them and very grateful to them.”
Southwest will discuss its fourth quarter 2006 results on a conference call at 11:30 a.m. Eastern Time today. A live broadcast of the conference call will be available at southwest.com.

Operating Results
Total operating revenues for fourth quarter 2006 increased 14.5 percent to $2.28 billion, compared to $1.99 billion for fourth quarter 2005. Total fourth quarter 2006 operating expenses were $2.10 billion, compared to $1.85 billion in fourth quarter 2005. Including special items, operating income for fourth quarter 2006 was $174 million, an increase of 24.3 percent, compared to $140 million in fourth quarter 2005. Excluding special items, operating income increased 30.1 percent in fourth quarter 2006, to $173 million from $133 million in fourth quarter 2005.

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Operating revenues for the year ended December 31, 2006 increased 19.8 percent to $9.1 billion from 2005, while operating expenses increased 18.9 percent to $8.15 billion, resulting in operating income of $934 million, an increase of $209 million or 28.8 percent. Excluding special items, operating income was $975 million, an increase of $236 million or 31.9 percent. Including the cash benefit of $675 million and $906 million from fuel hedging gains, in 2006 and 2005, respectively, 2006 jet fuel costs per gallon (economic) increased 47.1 percent to $1.50 from the same period in 2005.
   "Other expenses" was $144 million for 2006 versus "other income" of $54 million for 2005. The $198 million swing in total other expenses (income) primarily resulted from $151 million in “other losses” recognized in 2006 versus $90 million in “other gains” recognized in 2005. In both periods, these “other (gains) losses” primarily resulted from unrealized gains/losses associated with Statement of Financial Accounting Standard (SFAS) 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. The cost of the hedging program (which includes the premium costs of derivative contracts) of $52 million in 2006 and $35 million in 2005 is also included in "other (gains) losses."
The fourth quarter 2006 income tax rate of 43.5 percent reflects a $4 million increase to income tax expense, which related to the State of Texas Franchise Tax law enacted in 2006. For the full year, income tax expense decreased by $9 million due to this state law change.  The Company currently expects an effective tax rate of approximately 38 percent in 2007.
                Net cash provided by operations for 2006 was $1.41 billion, which included a $410 million decrease in fuel derivative collateral deposits related to future periods. For the full year 2006, capital expenditures were $1.40 billion, and the Company also repurchased $800 million of its common stock. During fourth quarter 2006, the Company issued $300 million in senior unsecured Notes due 2016 and will redeem $122 million of its debt maturing in 2007. The Company ended 2006 with $1.8 billion in cash and short-term investments, which includes $540 million in fuel derivative collateral deposits. In addition, the Company also had a fully available unsecured revolving credit line of $600 million.

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This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Additional information concerning the factors which could cause actual results to differ materially from the forward-looking statements are contained in the Company’s periodic filings with the Securities and Exchange Commission, including without limitation, the Company's Annual Report on Form 10-K for the year ended 2005 and subsequent filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(unaudited)

	Three months ended			Year Ended
	December 31,			December 31,
			Percent			Percent
	2006	2005	Change	2006	2005	Change

OPERATING REVENUES:
Passenger	$2,191	$1,906	15.0	$8,750	$7,279	20.2
Freight	32	35	(8.6)	134	133	0.8
Other	53	46	15.2	202	172	17.4
Total operating revenues	2,276	1,987	14.5	9,086	7,584	19.8

OPERATING EXPENSES:
Salaries, wages, and benefits	779	725	7.4	3,052	2,782	9.7
Fuel and oil	557	395	41.0	2,138	1,341	59.4
Maintenance materials and repairs	126	112	12.5	468	446	4.9
Aircraft rentals	39	42	(7.1)	158	163	(3.1)
Landing fees and other rentals	121	109	11.0	495	454	9.0
Depreciation and amortization	134	121	10.7	515	469	9.8
Other operating expenses	346	343	0.9	1,326	1,204	10.1
Total operating expenses	2,102	1,847	13.8	8,152	6,859	18.9

OPERATING INCOME	174	140	24.3	934	725	28.8

OTHER EXPENSES (INCOME):
Interest expense	28	32	(12.5)	128	122	4.9
Capitalized interest	(13)	(11)	18.2	(51)	(39)	30.8
Interest income	(22)	(16)	37.5	(84)	(47)	78.7
Other (gains) losses, net	80	22	n.a.	151	(90)	n.a.
Total other expenses (income)	73	27	n.a.	144	(54)	n.a.

INCOME BEFORE INCOME TAXES	101	113	(10.6)	790	779	1.4
PROVISION FOR INCOME TAXES	44	43	2.3	291	295	(1.4)

NET INCOME	$57	$70	(18.6)	$499	$484	3.1

NET INCOME PER SHARE:
Basic	$.07	$.09	(22.2)	$.63	$.61	3.3
Diluted	$.07	$.09	(22.2)	$.61	$.60	1.7

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	790	797		795	789
Diluted	813	816		824	806

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF REPORTED AMOUNTS TO ECONOMIC RESULTS (SEE NOTE)
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
			Percent			Percent
	2006	2005	Change	2006	2005	Change

Fuel and oil expense - unhedged	$676	$660		$2,772	$2,233
Less: Fuel hedge gains included in fuel and oil expense	(119)	(265)		(634)	(892)
GAAP fuel and oil expense, as reported	557	395	41.0	2,138	1,341	59.4
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	2	5		20	(24)
Add/(Deduct): Fuel contract impact recognized in earnings
in prior periods for contracts settling in the current period	(1)	2		(61)	10
Fuel and oil expense - economic basis	$558	$402	38.8	$2,097	$1,327	58.0

Operating income, as reported	$174	$140		$934	$725
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	(2)	(5)		(20)	24
Add/(Deduct): Fuel contract impact recognized in earnings
in prior periods for contracts settling in the current period	1	(2)		61	(10)
Operating income - economic fuel basis	$173	$133	30.1	$975	$739	31.9

Other (gains) losses, net, as reported	$80	$22		$151	$(90)
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	(34)	(8)		(42)	77
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	(28)	(11)		(39)	9
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	(2)	(5)		(20)	24
Other (gains) losses, net - economic fuel basis	$16	$(2)	n.a.	$50	$20	n.a.

Net income, as reported	$57	$70		$499	$484
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	34	8		42	(77)
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	28	11		39	(9)
Add/(Deduct): Fuel contract impact recognized in earnings
in prior periods for contracts settling in the current period	1	(2)		61	(10)
Income tax impact of unrealized items	(24)	(6)		(54)	37
Net income - economic fuel basis	$96	$81	18.5	$587	$425	38.1

Net income per share, diluted, as reported	$.07	$.09		$.61	$.60
Add/(Deduct): Impact of fuel contracts, net of income taxes	.05	.01		.10	(.07)
Net income per share, diluted - economic fuel basis	$.12	$.10	20.0	$.71	$.53	34.0

Note regarding use of non-GAAP financial measures
The non-GAAP items referred to in this news release are provided as supplemental information, and should not be relied upon as alternative measures to
Generally Accepted Accounting Principles (GAAP). These non-GAAP measures include items calculated by the Company on an "economic" basis, which excludes certain unrealized items that are recorded as a result of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", as amended.
The unrealized items consist of gains or losses for derivative instruments that will settle in future accounting periods or gains or losses that have been recognized in prior period results, but which have settled in the current period. This includes ineffectiveness, as defined, for future period instruments and the change in market value for future period derivatives that no longer qualified for special hedge accounting, as defined in SFAS 133.

The Company's management utilizes both the GAAP and the non-GAAP results in this news release to evaluate the Company's performance and believes that comparative analysis of results can be enhanced by excluding the impact of the unrealized items. Management believes in certain cases, the Company's
GAAP results are not indicative of the Company's operating performance for the applicable period, nor should they be considered in developing trend analysis for future periods. In addition, since fuel expense is such a large part of the Company's operating costs and is subject to extreme volatility, the Company believes it is useful to provide investors with the Company's true economic cost of fuel for the periods presented, based on cash settlements from hedging activities including gains or losses recognized in prior periods, but excluding the unrealized impact of hedges that will settle in future periods.

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SOUTHWEST AIRLINES CO.
COMPARATIVE CONSOLIDATED OPERATING STATISTICS
(unaudited)

	Three months ended				Year ended
	December 31,				December 31,
	2006	2005	Change		2006	2005	Change

Revenue passengers carried	21,057,097	19,485,341	8.1%		83,814,823	77,693,875	7.9%
Enplaned passengers	24,073,919	22,225,745	8.3%		96,276,907	88,379,900	8.9%
Revenue passenger miles (RPMs) (000s)	16,799,816	15,139,361	11.0%		67,691,289	60,223,100	12.4%
Available seat miles (ASMs) (000s)	23,914,966	21,748,689	10.0%		92,663,023	85,172,795	8.8%
Load factor	70.2%	69.6%	0.6	pts.	73.1%	70.7%	2.4	pts.
Average length of passenger haul (miles)	798	777	2.7%		808	775	4.3%
Average aircraft stage length (miles)	626	615	1.8%		622	607	2.5%
Trips flown	279,903	259,377	7.9%		1,092,331	1,028,639	6.2%
Average passenger fare	$104.07	$97.83	6.4%		$104.40	$93.68	11.4%
Passenger revenue yield per RPM (cents)	13.04	12.59	3.6%		12.93	12.09	6.9%
Operating revenue yield per ASM (cents)	9.52	9.14	4.2%		9.81	8.90	10.2%
Operating expenses per ASM (GAAP, in cents)	8.79	8.49	3.5%		8.80	8.05	9.3%
Operating expenses per ASM (economic, in cents)	8.79	8.53	3.0%		8.75	8.04	8.8%
Operating expenses per ASM, excluding fuel (cents)	6.46	6.68	(3.3)%		6.49	6.48	0.2%
Fuel costs per gallon, excluding fuel tax (unhedged)	$1.89	$2.01	(6.0)%		$1.99	$1.73	15.0%
Fuel costs per gallon, excluding fuel tax (GAAP)	$1.55	$1.20	29.2%		$1.53	$1.03	48.5%
Fuel costs per gallon, excluding fuel tax (economic)	$1.56	$1.22	27.9%		$1.50	$1.02	47.1%
Fuel consumed, in gallons (millions)	357	327	9.2%		1,389	1,287	7.9%
Number of Employees at period-end	32,664	31,729	2.9%		32,664	31,729	2.9%
Size of fleet at period-end	481	445	8.1%		481	445	8.1%

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)
	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$1,390	$2,280
Short-term investments	369	251
Accounts and other receivables	241	258
Inventories of parts and supplies, at cost	181	150
Fuel derivative contracts	369	641
Prepaid expenses and other current assets	51	40
Total current assets	2,601	3,620

Property and equipment, at cost:
Flight equipment	11,769	10,592
Ground property and equipment	1,356	1,256
Deposits on flight equipment purchase contracts	734	660
	13,859	12,508
Less allowance for depreciation and amortization	3,765	3,296
	10,094	9,212
Other assets	765	1,171
	$13,460	$14,003

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$643	$524
Accrued liabilities	1,323	2,074
Air traffic liability	799	649
Current maturities of long-term debt	122	601
Total current liabilities	2,887	3,848

Long-term debt less current maturities	1,567	1,394
Deferred income taxes	2,104	1,681
Deferred gains from sale and leaseback of aircraft	120	136
Other deferred liabilities	333	269
Stockholders' equity:
Common stock	808	802
Capital in excess of par value	1,142	963
Retained earnings	4,307	4,018
Accumulated other comprehensive income	582	892
Treasury stock, at cost	(390)	-
Total stockholders' equity	6,449	6,675
	$13,460	$14,003

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$57	$70	$499	$484
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation and amortization	134	121	515	469
Deferred income taxes	39	44	277	291
Amortization of deferred gains on sale and
leaseback of aircraft	(4)	(4)	(16)	(16)
Share-based compensation expense	14	23	80	80
Excess tax benefit from share-based compensation expense	(5)	(28)	(60)	(47)
Changes in certain assets and liabilities:
Accounts and other receivables	24	76	(5)	(9)
Other current assets	40	34	87	(59)
Accounts payable and accrued liabilities	(50)	(152)	(223)	855
Air traffic liability	(169)	(126)	150	120
Other	63	(26)	102	(50)
Net cash provided by operating activities	143	32	1,406	2,118

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(353)	(204)	(1,399)	(1,146)
Change in short-term investments, net	(14)	(66)	(117)	6
Payment for assets of ATA Airlines, Inc.	-	-	-	(6)
Debtor in possession loan to ATA Airlines, Inc.	-	-	20	-
Other investing activities, net	-	-	1	-
Net cash used in investing activities	(367)	(270)	(1,495)	(1,146)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt	300	-	300	300
Proceeds from Employee stock plans	35	73	260	132
Payments of long-term debt and capital lease obligations	(470)	(12)	(607)	(149)
Payments of cash dividends	-	-	(14)	(14)
Repurchase of common stock	(200)	-	(800)	(55)
Excess tax benefits from share-based compensation arrangements	5	28	60	47
Other, net	(3)	1	-	(1)
Net cash provided by (used in) financing activities	(333)	90	(801)	260

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(557)	(148)	(890)	1,232
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,947	2,428	2,280	1,048

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,390	$2,280	$1,390	$2,280

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SOUTHWEST AIRLINES CO
737-700 DELIVERY SCHEDULE

	The Boeing Company
			Purchase	Previously
	Firm	Options	Rights	Owned	Total

2006	34			2*	36**
2007	37				37
2008	30	4			34
2009	18	18			36
2010	10	32			42
2011	10	30			40
2012	10	30			40
2008-2014	-	-	54		54
	149	114	54	2	319

* Acquired two previously owned 737-700 aircraft from Ford Company (one during third quarter and one during fourth quarter 2006).
**2006 delivery dates: six in first quarter, eleven in second quarter, thirteen in third quarter and six in fourth quarter.

***